Exhibit 2.01

Resource Extraction Payment Report

Resource Extraction Issuer: GeoPark Limited

Reporting Year: Fiscal Year ended December 31, 2024

Date submitted: September 9, 2025

Currency of this report: USD

						Government level disclosure
						(U.S.$ thousand) (1)
										Community
										and social
			Extraction	Political				Production		responsability
Segment	Payee	Resource	method	jurisdiction (2)		Taxes	Royalties	entitlements	Fees	payments	Total

Colombia	Government of Colombia	Oil and gas	Wells	CO	(3)	129,546	33,756	29,551	1,004	1,236	195,093
Colombia	Oleoducto de los Llanos Orientales S.A.	Oil	Wells	CO	(4)	—	—	—	1,386	—	1,386
Ecuador	Government of Ecuador	Oil	Wells	EC	(5)	842	—	—	2,336	131	3,309
Brazil	Government of Brazil	Oil and gas	Wells	BR	(6)	1,332	327	—	109	26	1,794
Argentina	Government of Argentina	Oil and gas	Wells	AR	(7)	433	—	—	53	655	1,141
Chile	Government of Chile	Oil and gas	Wells	CL	(8)	294	62	—	21	—	377
Corporate	Government of Spain	Oil and gas	Wells	ES-M		203	—	—	—	45	248
Total						132,650	34,145	29,551	4,909	2,093	203,348
(1)All payments are presented in U.S. dollars. Payments related to projects in Colombia, Brazil, Argentina, Chile, and Spain, all of which were originally settled in local currencies, have been translated into U.S. dollars at the exchange rate prevailing on the respective transaction dates.
(2)Location codes according to ISO 3166.
(3)Major subnational political jurisdiction codes of payments made in CO are CO-DC*, CO-CAS*, CO-MET*, CO-PUT* and CO-AMA*.
(4)Oleoducto de los Llanos Orientales S.A. is a majority state-owned company in Colombia.
(5)Major subnational political jurisdiction codes of payments made in EC are EC-P, EC-U and EC-F.
(6)Major subnational political jurisdiction codes of payments made in BR are BR-RJ, BR-BA and BR-DF.
(7)Major subnational political jurisdiction codes of payments made in AR are AR-C, AR-Q and AR-B.
(8)Major subnational political jurisdiction codes of payments made in CL are CL-MA* and CL-RM*.